Exhibit 5.1

June 12, 2026

Board of Directors
Envoy Medical, Inc.|
4875 White Bear Lake Parkway
White Bear Lake, MN 55110

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to Envoy Medical, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) covering the offering of up to an aggregate of 7,200,000 shares (the “Shares”) of the Company’s Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), consisting of (i) up to 6,000,000 shares of Class A Common Stock issuable pursuant to the Envoy Medical, Inc. Amended and Restated 2023 Equity Incentive Plan, as amended (the “2023 Incentive Plan”), and (ii) up to 1,200,000 shares of Class A Common Stock issuable pursuant to the Envoy Medical, Inc. 2023 Employee Stock Purchase Plan, as amended(the “2023 ESPP” and, together with the 2023 Incentive Plan, the “Plans”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to awards under the terms of the Plans, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Directors of the Company or a duly authorized committee thereof and the Plans, the Shares will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Fredrikson & Byron, P.A.